UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

October 10, 2007
Date of Report (Date of earliest event reported)

Millennium Cell Inc.
(Exact name of Registrant as specified in its charter)

Delaware	000-31083	22-3726792
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1 Industrial Way West
Eatontown, New Jersey 07724
(Address of principal executive offices)

(732) 542-4000
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ]           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ]           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02  Unregistered Sales of Equity Securities.

           On October 10, 2007, Millennium Cell Inc. (the “Company”) issued 225,000 shares of its common stock to a holder of the Company’s Series C2 Convertible Preferred Stock upon such holder’s conversion of 135 shares of such stock.  On that same day, the Company issued 381,747 shares of its common stock to two holders of warrants to purchase shares of the Company’s common stock, issued on April 25, 2005, upon the exercise by such holders of such warrants.  In connection with the exercise of such warrants, the Company received gross proceeds of $229,050.

On October 11, 2007, the Company issued 83,333 shares of its common stock to a holder of the Company’s Series C2 Convertible Preferred Stock upon such holder’s conversion of 50 shares of such stock.  On that same day, the Company issued 284,583 shares of its common stock to a holder of a warrant to purchase shares of the Company’s common stock, issued on June 19, 2002, upon the exercise by such holder of such warrant.  In connection with the exercise of such warrant, the Company received gross proceeds of $170,750.

On October 12, 2007, the Company issued 143,750 shares of its common stock to a holder of a warrant to purchase shares of the Company’s common stock, issued on April 25, 2005, upon the exercise by such holder of such warrant.  In connection with the exercise of such warrant, the Company received gross proceeds of $86,250.

The shares issued upon the conversions and exercises described above were issued to existing security holders and no commission or other remuneration was paid or given directly or indirectly for soliciting such conversions.  Accordingly, the issuance of such shares of common stock was made pursuant to an exemption from registration contained in Section 3(a)(9) of the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Millennium Cell Inc.

By: /s/ John D. Giolli
Name:  John D. Giolli, CPA
                                        Title:    Chief Financial Officer

Date: October 16, 2007